UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INTRALINKS HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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150 EAST 42ND STREET
NEW YORK, NEW YORK 10017

June 27, 2011

Dear Stockholder:

On behalf of the Board of Directors of IntraLinks Holdings, Inc. (“IntraLinks”, the “Company” or “we”), you are cordially invited to attend IntraLinks’ 2011 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Wednesday, July 27, 2011, at 10:00 a.m. EST, at the offices of Goodwin Procter LLP located at Exchange Place, Boston, MA 02109.

At the Annual Meeting, stockholders will be asked to vote on the matters described in the accompanying Notice of 2011 Annual Meeting of Stockholders and proxy statement.

Included with this proxy statement is a copy of IntraLinks’ Annual Report on Form 10-K for fiscal year 2010. I encourage you to read this report as it contains important information about our services and operations, as well as our audited financial statements.

We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or follow the Internet voting instructions on your proxy card. Sending in your proxy or voting by Internet will not prevent you from voting in person at the Annual Meeting. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

J. Andrew Damico
Chief Executive Officer

150 EAST 42ND STREET
NEW YORK, NEW YORK 10017

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Date and Time:	Wednesday, July 27, 2011, 10:00 a.m. EST
Place:	Goodwin Procter LLP Exchange Place Boston, MA 02109
Items of Business:	(1) Elect two (2) Class I directors to hold office until the 2014 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
(2) Hold an advisory vote on the compensation of our named executive officers;
(3) Hold an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers;
(4) Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our 2011 fiscal year; and
(5) Transact such other business as may properly be brought before the meeting.
The proposal for the election of directors relates solely to the election of two (2) Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder.
Record Date:	Stockholders of record as of the close of business on June 13, 2011 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.
Voting:	Your vote is very important. We encourage you to read the proxy statement and vote your shares. Whether or not you plan to attend the meeting, please submit a proxy so that your shares can be represented at the meeting. You can submit your proxy by mail (please complete, sign, date and return the accompanying proxy card in the enclosed return envelope), or you can vote by Internet (follow the instructions on your proxy card).

By Order of the Board of Directors

David G. Curran
Executive Vice President,
Business and Legal Affairs

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2011:

This Proxy Statement and the accompanying Annual Report are available at
www.intralinks.com/proxy

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR FOLLOW THE INTERNET VOTING INSTRUCTIONS ON YOUR PROXY CARD. IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

150 EAST 42ND STREET
NEW YORK, NEW YORK 10017

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on July 27, 2011

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2011 Annual Meeting of Stockholders of IntraLinks Holdings, Inc. (the “Annual Meeting”) and any adjournment of that meeting. The Annual Meeting will be held on Wednesday, July 27, 2011, beginning at 10:00 a.m., EST, at the offices of Goodwin Procter LLP located at Exchange Place, Boston, MA 02109. An annual report to stockholders, containing financial statements for the fiscal year ended December 31, 2010, is being mailed together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about June 27, 2011. Unless the context otherwise requires, references in this proxy statement to “the Company,” “we,” “us” or “our” refer to IntraLinks Holdings, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who May Vote

Only holders of the Company’s common stock, par value $0.001 per share, outstanding at the close of business on June 13, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on June 13, 2011, we had 54,023,721 shares of common stock outstanding and no shares of preferred stock outstanding. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

Quorum

The presence, in person or by proxy, of at least a majority of the shares entitled to vote on the record date will constitute a quorum. Abstentions and broker non-votes, and, with respect to the election of directors, “withhold authority” votes, are counted for the purpose of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Votes Required to Approve Matters Presented at the Annual Meeting

The required vote varies by proposal as follows:

•	Proposal No. 1 (Election of Directors) — The two nominees receiving the highest number of affirmative votes of shares of common stock present at the Annual Meeting, either in person or by proxy, will be elected as directors to serve until our 2014 annual meeting of stockholders or until their successors are duly elected and qualified. Broker non-votes will be disregarded and have no effect on the outcome of the vote.
•	Proposal No. 2 (The advisory vote on executive compensation) — The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as described in this Proxy Statement requires the favorable vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes are not considered voted for the proposal and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

•	Proposal No. 3 (The advisory vote on the frequency of the advisory vote on executive compensation) — The advisory (non-binding) proposal regarding how frequently advisory votes on executive compensation, such as Proposal No. 2, will occur requires a plurality of the votes cast for the three frequency options presented at the Annual Meeting. The frequency option that receives the most affirmative votes of all the votes cast on Proposal No. 3 is the frequency that will be deemed recommended by the Company’s stockholders. Abstentions and broker non-votes will have no effect in determining the frequency option that is recommended by stockholders.
•	Proposal No. 4 (Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2011) — The ratification of the appointment of independent accountants requires the favorable vote a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions from voting will have the same effect as voting against the proposal. The ratification of the appointment of PricewaterhouseCoopers LLP is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT.  Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy. To vote by proxy, you should sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope, or follow the Internet voting instructions on your proxy card.

The persons named as attorneys-in-fact in the proxies, J. Andrew Damico, Anthony Plesner and David G. Curran, were selected by the Board of Directors and are officers of the Company. All shares represented by a valid proxy received prior to the meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you properly sign your proxy card with no further instructions and it is timely received by us, your shares will be voted:

•	FOR each of the nominees for the Board of Directors (Proposal No. 1);
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2);
•	FOR a frequency of EVERY YEAR (“1 YEAR”) for future advisory votes on executive compensation (Proposal No. 3);
•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal No. 4); and
•	In the discretion of the proxy holders with respect to any other matters that properly come before the meeting.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your shares must be voted through that firm, institution or holder. You may provide your voting instructions to your nominee by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee with your proxy materials. If you hold your shares in street name and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on the particular matter. Under the applicable rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal No. 4, but do not have the discretion to vote on non-routine matters such as Proposals Nos. 1, 2 and 3. Thus, if you hold your shares in street name and you do not instruct your broker or nominee how to vote on Proposals Nos. 1, 2 and 3, no votes will be cast on your behalf and, therefore, there may be broker non-votes on those proposals. Your broker or nominee will, however, continue to have discretion to vote any uninstructed shares on Proposal No. 4, as that proposal is considered a routine matter under applicable rules. Therefore, no broker non-votes are expected to exist in connection with Proposal No. 4.

Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the meeting by delivering a written notice of revocation or another proxy with a later date through the Internet or in writing to our Corporate Secretary at our headquarters at 150 East 42nd Street, 8th Floor, New York, New York 10017. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Board Voting Recommendations

The Board of Directors unanimously recommends that you vote your shares as follows:

•	FOR each of the nominees to the Board of Directors (Proposal No. 1);
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2);
•	FOR a frequency of EVERY YEAR (“1 YEAR”) for future advisory votes on executive compensation (Proposal No. 3); and
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal No. 4).

If You Plan to Attend the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact our Investor Relations Department by calling (212) 342-7690 or through an e-mail request to droy@intralinks.com for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares in person by ballot at the Annual Meeting. If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.

If You Receive More Than One Proxy Card

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your Common Shares are voted, please sign, date and return the proxy card for each account, or follow the Internet voting instructions on your proxy card for each account. You should vote all of your shares of common stock.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available on our website at www.intralinks.com/proxy. We have provided herewith, to each stockholder of record as of June 13, 2011, a copy of our Consolidated Financial Statements and related information included with our Annual Report on Form 10-K for fiscal year 2010. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2010, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: IntraLinks Holdings, Inc., 150 East 42nd Street, 8th Floor, New York, New York, Attention: Investor Relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of June 13, 2011 by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of our capital stock;
•	each of our directors;
•	each of our executive officers; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with Securities and Exchange Commission (“SEC”) rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days of June 13, 2011 by the exercise of vested options. A person is also deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership in the table below is based on 54,023,721 shares of common stock deemed to be outstanding as of June 13, 2011.

Unless indicated below, the address of each individual listed below is c/o IntraLinks Holdings, Inc., 150 East 42nd Street, 8th Floor, New York, New York 10017.

Name and Address of Beneficial Owner	Number	Percent
Stockholders owning approximately 5% or more
Entities affiliated with TA Associates, Inc.(1)	9,358,834	17.3%
Entities affiliated with Rho Capital Partners, Inc.(2)	7,908,012	14.6%
Executive Officers and Directors
J. Andrew Damico(3)	1,013,146	1.9%
Anthony Plesner(4)	226,328	*
David G. Curran(5)	—	*
Brian J. Conway(6)	9,358,834	17.3%
Peter Gyenes	138,626	*
Thomas Hale	40,000	*
Habib Kairouz(7)	7,908,012	14.6%
Robert C. McBride	100,000	*
Harry D. Taylor(8)	9,358,834	17.3%
J. Chris Scalet	5,130	*
Patrick J. Wack, Jr.(9)	194,586	*
All executive officers and directors as a group (10 persons)(10)	18,984,662	35.1%

*	Indicates beneficial ownership of less than one percent.
(1)	Includes 7,071,967 shares held by TA X, L.P., 1,616,563 shares held by TA Atlantic and Pacific V L.P., 175,885 shares held by TA Strategic Partners Fund II L.P., 6,161 shares held by TA Strategic Partners Fund II-A L.P., 148,326 shares held by TA Investors II L.P. and 339,932 shares held by TA Subordinated Debt Fund II, L.P. These stockholders are affiliated with TA Associates, Inc. Messrs. Conway and Taylor, two of our directors and partners of TA Investors II L.P., disclaim beneficial ownership of the shares held by this entity except to the extent of their pecuniary interests therein. The address of record for the above entities is c/o TA Associates, Inc., John Hancock Tower, 200 Clarendon Street, 56th Floor, Boston, MA 02116. With respect to the ownership information relating to stockholders affiliated with TA Associates, Inc., we have relied on information supplied by TA Associates, Inc. on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 and subsequent filings with the Securities and Exchange Commission.
(2)	Includes 583,746 shares held by Rho Ventures IV, L.P., 1,432,203 shares held by Rho Ventures IV Gmbh & Co. Beteiligungs KG, 1,374,283 shares held by Rho Ventures IV (Q.P.), L.P. and 4,517,780 shares held by Rho Management Trust I. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures. Mr. Kairouz, one of our directors, is a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust I. Mr. Kairouz may be deemed to share voting and investment power over the shares held by entities affiliated with Rho Capital Partners, Inc. and he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019. With respect to the ownership information relating to stockholders affiliated with Rho Capital Partners, Inc., we have relied on information supplied by Rho Capital Partners, Inc. on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 and subsequent filings with the Securities and Exchange Commission.
(3)	Shares for Mr. Damico include 408,928 shares of common stock issuable upon exercise of options that were exercisable as of, or exercisable within 60 days of June 13, 2011.
(4)	Shares for Mr. Plesner include 33,929 shares of common stock issuable upon exercise of options that were exercisable as of, or exercisable within 60 days of June 13, 2011.
(5)	Shares for Mr. Curran exclude 50,000 shares of common stock issuable upon conversion of restricted unit awards, none of which were exercisable as of, or exercisable within 60 days of June 13, 2011.
(6)	Mr. Conway is a Managing Director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Conway disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. See Note 1 above.
(7)	Mr. Kairouz is a Managing Partner of Rho Capital Partners, Inc. and may be deemed to share voting and investment power over the shares held by entities affiliated with Rho Capital Partners, Inc. Mr. Kairouz disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. See Note 2 above.
(8)	Mr. Taylor is a Principal of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Taylor disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. See Note 1 above.
(9)	Shares for Mr. Wack include 87,500 shares of common stock issuable upon exercise of options that were exercisable as of, or exercisable within 60 days of June 13, 2011.
(10)	Our executive officers included in this total include J. Andrew Damico, our President and Chief Executive Officer, Anthony Plesner, our Chief Financial Officer and Chief Administrative Officer, and David G. Curran, our Executive Vice President, Business and Legal Affairs. This total includes 442,857 shares of common stock issuable upon the exercise of options that were exercisable as of, or within 60 days of, June 13, 2011, as described in Notes 3 and 4.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

The Board of Directors of the Company (the “Board” or the “Board of Directors” or “our board of directors”) currently consists of nine directors. Under our certificate of incorporation, the Board is divided into three classes, with each class being as nearly equal in number as possible. Generally, the directors of each class serve for a term of three years and until their respective successors have been duly elected and qualified, and the terms for the three classes are staggered so that the term of only one class expires each year.

At the Annual Meeting, we are proposing the election of two Class I directors to hold office until the annual meeting of stockholders to be held in 2014 and until their respective successors have been duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, the Board has nominated Thomas Hale and J. Chris Scalet for election to the Board of Directors. Harry D. Taylor, the other Class I director, has elected not to stand for re-election to the Board at the Annual Meeting. The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you vote against the election of one or more nominees or abstain from voting on the election of one or more nominees, in each case, by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS

The following information is furnished with respect to each of our Directors, which information is as of June 13, 2011. Information about the number of shares of common stock beneficially owned by each Director, directly and indirectly, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” The name, age and year in which the current term expires for each director is set forth below:

Name	Age	Position(s)	Term Expires at the Annual Meeting Held in the Year
J. Andrew Damico	48	President, Chief Executive Officer and Director	2013
Patrick J. Wack, Jr.	44	Director, Chairman of the Board	2012
Brian J. Conway(1)(3)	52	Director	2013
Peter Gyenes(1)(2)(3)	65	Director	2013
Thomas Hale(2)	42	Director	2011
Habib Kairouz(1)(3)	44	Director	2012
Robert C. McBride(1)(2)	66	Director	2012
J. Chris Scalet	52	Director	2011
Harry D. Taylor(2)(4)	36	Director	2011

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Mr. Taylor has elected not to stand for re-election at the Annual Meeting.

The following paragraphs provide information as of the date of this proxy statement about our directors. The information presented includes information about each of our director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he should serve as a director.

Nominees for Class I Directors with Terms Expiring in 2011

Thomas Hale has served as one of our directors since April 2008. Mr. Hale has served as the Chief Product Officer of Homeaway.com, Inc, a private software firm, since July 2010. Mr. Hale has served as the Chief Product Officer of Linden Lab, a private software firm, from October 2008 to June 2010. Mr. Hale served as an Entrepreneur in Residence at Redpoint Ventures, a venture capital firm, from December 2007 to October 2008. Mr. Hale was Senior Vice President/General Manager of the Knowledge Worker business unit, of Adobe, Inc. (“Adobe”), a software firm, where he was in charge of strategy and execution for core Adobe franchises like Adobe Acrobat and Acrobat Connect Professional, a flash-based web conferencing solution, from October 2005 to October 2007. From April 1995 to October 2005, Mr. Hale was Senior Vice President/General Manager of the communications, publishing and training division at Macromedia, Inc. (“Macromedia”), which was later acquired by Adobe, where he led the company into the web collaboration market with its first Software as a Service offering. Mr. Hale holds a B.A. from Harvard University. Mr. Hale has extensive experience in enterprise collaboration, content and document management, and software as a service, encompassing operating disciplines ranging from product development, strategy, sales and marketing, and operations. In addition, at Macromedia, Mr. Hale served as an executive officer where he participated in the operations, governance, and administration of a public company of a similar scale to us. In addition, during his tenure at Redpoint Ventures, Mr. Hale engaged with many companies that comprise the technology and competitive landscape relevant to us.

J. Chris Scalet has served as one of our directors since April 2011. Mr. Scalet is currently executive vice president, Global Services and chief information officer (CIO) at Merck, a global research-driven pharmaceutical company headquartered in Whitehouse Station, New Jersey. Mr. Scalet has served as CIO since joining Merck in March 2003 and as executive vice president, Global Services since January 2008. Prior to joining Merck, Mr. Scalet was senior vice president, information technology and CIO at International Paper from 1998 to 2003 and vice president, information technology and CIO at MAPCO, Inc. from 1993 to 1997. We believe that Mr. Scalet’s leadership experience and deep knowledge of information technology and services as well as his expertise in complex global enterprises will add valuable insight to our board our directors as we continue to drive growth within our Enterprise principal market.

Class I Directors Who Will not be Standing for Re-election in 2011

Harry D. Taylor has served as one of our directors since June 2007. Mr. Taylor is a Principal at TA Associates, Inc., which he joined in July 2005, and focuses on recapitalizations, management-led buyouts, and growth capital investments in technology companies. Prior to TA Associates, Inc., Mr. Taylor served as a senior associate at Stone Point Capital, where he focused on investments in the financial services and technology sectors. Mr. Taylor currently serves on the boards of several private companies and holds an M.B.A. from Harvard Business School and a B.A. from Hamilton College. As a Principal of TA Associates, Inc., our largest stockholder that acquired a controlling interest in June 2007, Mr. Taylor has a thorough understanding of our business and industry and has been instrumental in our growth since June 2007.

Class II Directors Whose Terms Expire in 2012

Habib Kairouz has served as one of our directors since 2001. Mr. Kairouz is a Managing Partner of Rho Capital Partners, Inc., an investment and venture capital management company, which he joined in 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leveraged buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz also serves on the board of directors of Bluefly, Inc. and ReachLocal, Inc., both companies presently listed on NASDAQ, and other private companies. In addition, Mr. Kairouz served on the board of directors of iVillage Inc., a NASDAQ-listed company, from 1998 until it was acquired in 2006 by NBC Universal. Mr. Kairouz holds an M.B.A. from Columbia University and a B.S. from Cornell University. Mr. Kairouz has substantial experience in the development of technology companies, having served on the board of directors on various public and private companies. As a Managing Partner of Rho Capital Partners, Inc., one of our largest stockholders since 2001, Mr. Kairouz has been crucial to our success during his long tenure on our board of directors.

Robert C. McBride has served as one of our directors since June 2008. Mr. McBride served as the Chief Financial Officer of Iona Technologies, a public software and services company, from February 2006 until his retirement in February 2008. From June 2001 to September 2005, Mr. McBride was the Vice President and Chief Financial Officer of Ascential Software Corporation (“Ascential”), a public company and leading provider of enterprise data integration software, which was acquired by IBM in May 2005. Prior to that, Mr. McBride held a 17-year tenure at Data General Corporation (now part of EMC Corporation) during which he held various roles of increasing responsibility, including Vice President, Chief Administrative Officer, Corporate Controller and Corporate Treasurer, among other senior financial management positions. He served on the board of directors of Arbor Networks, a private U.S.-based network security products, services and solutions company, until its sale in 2010. Mr. McBride holds an M.B.A. from Washington University and a B.A. from Ohio Wesleyan University. Because of Mr. McBride’s over 35 year record of serving on the board of directors of several companies and his prior public company experience as Chief Financial Officer of Ascential, Iona Technologies and various other financial management positions with large software and technology companies, we believe Mr. McBride is able to provide valuable input into our strategic and financial affairs, as well as other matters.

Patrick J. Wack, Jr. has served as one of our directors since March 2002 and has served as the Chairman of our board of directors since September 2007. Mr. Wack has served as a Venture Partner and independent consultant to Rho Capital Partners, Inc. since December 2008. Mr. Wack served as our President and Chief Executive Officer from March 2002 to August 2007, our Executive Vice President of Business Development from September 1999 to January 2002, and our Chief Operating Officer from July 1997 to September 1999. Prior to IntraLinks, Mr. Wack was a director and Chief Operating Officer of Professional Sports Care Management, Inc., a publicly-traded provider of outpatient physical therapy services. In addition to IntraLinks, Mr. Wack presently serves on the boards of directors of several private companies. Mr. Wack holds a B.S. from Princeton University. Because of Mr. Wack’s long history with us and strong leadership and management background, we believe he is ideally suited to serve as our Chairman.

Class III Directors Whose Terms Expire in 2013

Brian J. Conway has served as one of our directors since June 2007. Mr. Conway is a Managing Director, the head of the Boston office technology group, and on the executive committee of TA Associates, Inc., a prominent growth private equity firm, which he joined in August 1984. Prior to his time at TA Associates, Inc., Mr. Conway worked in mergers and acquisitions and corporate finance for Merrill Lynch,

Pierce, Fenner & Smith Incorporated. Mr. Conway holds an M.B.A. from Stanford University and a B.A. from Amherst College. As a Managing Director of TA Associates, Inc., our largest stockholder that acquired a controlling interest in June 2007, Mr. Conway has a thorough understanding of our business and industry and has been instrumental in our development. Mr. Conway brings substantial investing experience in growth-oriented technology companies having invested in and served on the board of directors of numerous public and private companies.

J. Andrew Damico has also served as one of our directors since February 2008. Mr. Damico was appointed President, Chief Executive Officer and Director in February 2008 after serving as acting President and Chief Executive Officer since August 2007. He has been with us since February 2001, holding various roles of increasing responsibility including Chief Operating Officer from December 2006 to August 2007 and, prior to that, Executive Vice President of Sales and Marketing. Prior to joining us, he served as Senior Vice President at Radnet, Inc., a provider of shared workspaces to financial services companies, from December 1997 to January 2001. From December 1989 to December 1997, Mr. Damico served in a variety of positions at Lotus Development Corporation, a software company. Prior to joining Lotus, he served in a variety of positions at JP Morgan, a global financial firm. Mr. Damico received a B.S. in Business Administration from the University of Delaware. Through his experience as our Chief Executive Officer as well as his long history with our company, in connection with his service on our board of directors, Mr. Damico provides critical insights into our challenges, opportunities and operations, reflecting his detailed knowledge of our company, employees, customers, technology and industry.

Peter Gyenes has served as one of our directors since March 2008. Mr. Gyenes has served as the non-executive Chairman of Sophos plc, a privately held global security software company, since May 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential, a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by IBM in May 2005. Mr. Gyenes also serves on the board of directors of RealPage, Inc., a provider of property management software, Lawson Software, Inc., a provider of enterprise applications software, Pegasystems, Inc., a provider of business process management software and services, and VistaPrint Limited, a global e-commerce provider of marketing services to small business. In addition, Mr. Gyenes served on the board of directors of Applix, Inc., a business intelligence software company from 2000 to 2007, BladeLogic, Inc., a data center automation company, from 2006 to 2008, Netezza Corporation, a provider of data warehouse appliances, from 2008 to 2010, and webMethods, Inc., an enterprise integration software business, from 2005 to 2007. Mr. Gyenes is also a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes holds an M.B.A. and a B.A. from Columbia University. Mr. Gyenes brings to our board of directors over 40 years of experience in technology, sales, marketing, and general management within the computer systems and software industry in the Americas, Europe and Asia/Pacific. He currently serves and has served on the board of directors of public and private companies and has extensive experience with strategic acquisitions and divestitures, team building and corporate governance.

Composition of our Board of Directors

Our board of directors currently consists of nine members, all of whom except for Mr. Scalet were elected pursuant to the board composition provisions of our stockholders agreement, which is described under “Certain Relationships and Related Party Transactions — Financing for the Merger and Private Placements of Securities — Stockholders Agreement” in this proxy statement. These board composition provisions terminated immediately prior to the closing of our initial public offering on August 11, 2010 and there are no further contractual obligations regarding the election of our directors. On February 4, 2011, our board of directors approved the IntraLinks Holdings, Inc. Policy Governing Director Qualifications and Nominations, which the board of directors used as the basis for the nomination and appointment of Mr. Scalet in April 2011. For more information regarding the Company’s Policy Governing Director Qualifications and Nominations, see “Corporate Governance — Nomination of Director Candidates” in this proxy statement.

Director Independence.  Our board of directors has determined that all members of the board, except Messrs. Damico and Wack, are independent, as determined in accordance with the rules of the New York Stock Exchange and the Securities and Exchange Commission. The composition and functioning of our board of directors and each of our committees complies with all applicable requirements of the New York Stock

Exchange and the rules and regulations of the Securities and Exchange Commission. There are no family relationships among any of our directors or executive officers.

Staggered Board.  Our board of directors is divided into three staggered classes of directors of the same or nearly the same number and each is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2011 for Class I directors, 2012 for Class II directors and 2013 for Class III directors.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of our board of directors.

Board Leadership Structure and Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated and have historically been separated at IntraLinks. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. While our amended and restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year 2010. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of director’s role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on IntraLinks, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables to the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and the Securities and Exchange Commission rules and regulations.

Audit Committee.  Messrs. Gyenes, Hale, McBride and Taylor currently serve on the audit committee, which is chaired by Mr. McBride. Our board of directors has determined that each member of the audit committee, except Mr. Taylor, is “independent” for audit committee purposes as that term is defined in the rules of the Securities and Exchange Commission and the applicable New York Stock Exchange rules. In compliance with the transitional rules of the Securities and Exchange Commission and the New York Stock Exchange, the entire audit committee will be “independent” on or prior to August 5, 2011, which is one year from the effective date of the registration statement for our initial public offering. Our board of directors has designated Mr. McBride as an “audit committee financial expert,” as defined under the applicable rules of the Securities and Exchange Commission. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	recommending based upon the audit committee’s review and discussions with management and the independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases and scripts.

Compensation Committee.  Messrs. Conway, Gyenes, Kairouz and McBride currently serve on the compensation committee, which is chaired by Mr. Gyenes. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable New York Stock Exchange rules. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and making recommendations to the board of directors with respect to director compensation;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other key officers.

Nominating and Corporate Governance Committee.  Messrs. Conway, Gyenes and Kairouz currently serve on the nominating and corporate governance committee, which is chaired by Mr. Gyenes. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable New York Stock Exchange rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board of directors a set of corporate governance guidelines; and
•	overseeing the evaluation of the board of directors and management.

Our board of directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during our last fiscal year been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communications with Directors

The Board welcomes your questions and comments. Any of our stockholders who wish to communicate directly with the board of directors or an individual member of the board of directors may do so by sending such communication by U.S. Mail (including courier or expedited delivery service) addressed to the chairman of the board, as a representative of the entire board of directors, or to:

IntraLinks Holdings, Inc.
c/o General Counsel and Corporate Secretary
150 East 42nd Street, 8th Floor
New York, NY 10017

All communications will be forwarded to our Board, our non-management directors as a group or our Chairman of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

On August 3, 2010, the Board approved the IntraLinks Holdings, Inc. Corporate Governance Guidelines, and the audit committee, the compensation committee and the nominating and corporate governance committee each operates in accordance with a charter that has been adopted by the Board. The Corporate Governance Guidelines, together with these charters, provide the framework for the governance of the Company. You may view our Corporate Governance Guidelines and the charters on our corporate website at www.intralinks.com.

Code of Business Conduct and Ethics

On August 3, 2010, the Board approved our Code of Business Conduct and Ethics (the “Code”), which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code was developed as part of our commitment to enhancing our culture of integrity and our corporate governance policies. The Code is available on our corporate website at www.intralinks.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Nomination of Director Candidates

IntraLinks Holdings, Inc. Policy Governing Director Qualifications and Nominations.  On February 4, 2011, the Board approved the IntraLinks Holdings, Inc. Policy Governing Director Qualifications and Nominations (the “Nominations Policy”). The Nominations Policy sets forth the process for identifying and evaluating director nominees and the minimum qualifications that he or she must satisfy to be considered for nomination. Under the Nominations Policy, when evaluating a candidate, the committee reviews the candidate’s experience, skills and personal qualities. In particular, the committee will consider whether candidates for director possess the following attributes:

•	demonstrated accomplishment in his or her respective field, with superior credentials and recognition;
•	reputation for high standards of integrity, commitment and independence of thought and judgment;
•	significant business or professional experience;
•	exceptional understanding of one or more industries particularly relevant to the business of the Company;
•	availability to devote to the affairs of the Company in light of the number of boards on which the nominee may serve; and
•	demonstrated history of actively contributing at board meetings and working well with the other directors.

In addition to these minimum qualifications, the committees recommend that the Board select persons for nomination to help ensure that a majority of the Board will be “independent” in accordance with applicable standards promulgated by the SEC, NYSE or any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company; each of our audit, compensation and nominating and corporate governance committees shall be comprised entirely of independent directors; at least one member of the audit committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC; and all members of the audit committee shall have financial sophistication, including the ability to qualify as “financially literate” under NYSE corporate governance listing standards.

Finally, in addition to any other standards the committee may deem appropriate from time to time for the overall structure and composition of the Board, the committee may consider the following factors when selecting and recommending that the Board select persons for nomination:

•	Whether the nominee has direct experience in the markets in which the Company operates;
•	Whether the nominee is active in professional networks, markets or industries that are relevant to the Company’s business;

•	Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of opinions;
•	Perspectives, personal and professional experiences and backgrounds and other differentiating characteristics;
•	Whether the nominee has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•	Whether the nominee is well regarded in the community;
•	The geographic location of the nominee’s principal place of residence or occupation;
•	The extent of the nominee’s present or past experience at the senior management level;
•	The extent of the nominee’s general understanding of elements relevant to the success of a publicly-traded company.

We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Stockholder Nominations.  Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The nominating and corporate governance committee also reviews, evaluates and proposes prospective candidates for our Board and considers nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary in accordance with the Company’s bylaws and otherwise follow the procedures set forth in the bylaws. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations and proposals. For more information pertaining to stockholder proposals, see “Other Matters — Stockholder Proposals.”

Related Person Transaction Policy

On August 3, 2010, the Board adopted the IntraLinks Holdings, Inc. Related Person Transaction Policy, a written policy that requires all future transactions between us and any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. For more information regarding these transactions, see “Certain Relationships and Related Party Transactions” in this proxy statement.

Policy governing director attendance at annual meetings of stockholders

Our policy is to encourage all of our directors to be present at our annual stockholder meetings.

Board and Committee Meetings

The following table sets forth the number of meetings held during the fiscal year 2010 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings Held
Board of Directors	11
Audit Committee	6
Compensation Committee	4
Nominating and Corporate Governance Committee	0

Board of directors’ evaluation program

The Board performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

DIRECTOR COMPENSATION

Historically, we did not compensate our non-employee directors for their service on our board of directors or on any of its committees. In 2007, following his appointment as chairman of our board of directors, based on the recommendation of our compensation committee, we began compensating and providing health benefits to Mr. Wack in consideration of the time commitment anticipated from him and the considerable experience and value that he brings to our board of directors. In addition, as part of our efforts to attract and retain additional highly qualified individuals to our board of directors in 2008, based on the recommendation of our compensation committee, we also began compensating certain of our other non-employee directors. This compensation consisted of a combination of an annual cash retainer for their service on our board of directors and board committees and, upon election or appointment, an award of restricted shares of our common stock. We also reimbursed all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Our directors that are affiliated with TA Associates, Inc., Messrs. Conway and Taylor, and Rho Capital Partners, Inc., Mr. Kairouz, have historically declined to receive board and committee meeting compensation, including equity compensation. Accordingly, no board or committee fees have been paid and no equity awards have been made, for these non-employee directors for their service in 2010.

On April 27, 2011, the Board approved the IntraLinks Holdings, Inc. Nonemployee Director Compensation Policy (the “Compensation Policy”), effective as of January 1, 2011. The purpose of the Compensation Policy is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries. Under the Compensation Policy, all non-employee directors are paid annual cash retainers as follows:

Annual Retainer
Board
Chairman	$100,000
Lead Independent Director	$110,000
Members	$40,000
Audit Committee
Committee Chairman	$25,000
Committee Members	$15,000
Compensation Committee
Committee Chairman	$15,000
Committee Members	$10,000
Nominating and Corporate Governance Committee
Committee Chairman	$10,000
Committee Members	$5,000

The annual retainer is paid quarterly, in advance. The amount of the annual retainer is ratably reduced in the event of the election of a non-employee director to the Board of the Directors other than in connection with an annual meeting of stockholders.

In addition to the annual cash retainer, all non-employee directors are also eligible to participate in the Company’s stock option and incentive plans. Each newly-elected non-employee director (i.e., each director joining the Board of Directors for the first time) is granted, under the Company’s 2010 Equity Incentive Plan on the effective date of joining the Board of Directors, an award of restricted common stock with a value of $150,000 based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant (the “Election Stock Grant”). Election Stock Grants vest quarterly over three years from the effective date of joining the Board; provided that, if not already vested, the Election Stock Grant shall fully vest on the date of the third annual meeting of stockholders following the date of grant.

In addition to the Election Stock Grants, each non-employee director (including any newly-elected director who has received an Election Stock Grant) shall be granted, under the Company’s 2010 Equity Incentive Plan on the date of the annual meeting of the Company’s stockholders, an award of restricted common stock award with a value of $100,000 based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant (the “Annual Stock Grant”). The amount of the initial Annual Stock Grant for newly-elected directors shall be ratably increased based on the duration of such directors’ service on the Board of Directors prior to the annual meeting of the Company’s stockholders. Annual Stock Grants shall vest quarterly over one (1) year following the date of the annual meeting of the Company’s stockholders; provided that, if not already vested, the Annual Stock Grant shall fully vest on the date of the first annual meeting of stockholders following the date of grant.

All of the foregoing restricted stock grants become immediately exercisable upon a change in control of the Company. The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

We do not pay any compensation for serving on our board of directors to any employee directors. Accordingly, Mr. Damico does not receive additional compensation for his services as a member of our board of directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010.

DIRECTOR COMPENSATION TABLE — 2010

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)		All Other Compensation	Total
Patrick J. Wack, Jr.	$100,000	$34,071	(4)	$—	$134,071
Brian J. Conway	$—	$—		$—	$—
Peter Gyenes	$150,000	$143,100	(5)	$—	$293,100
Thomas Hale	$50,000	$13,629	(6)	$—	$63,629
Habib Kairouz	$—	$—		$—	$—
Robert C. McBride	$75,000	$34,072	(7)	$—	$109,072
Harry D. Taylor	$—	$—		$—	$—

(1)	Mr. Damico has been omitted from this table because he received no compensation for serving on our board of directors. Mr. Damico’s compensation as President and Chief Executive Officer for 2010 is detailed in “— Summary Compensation Table,” “— Grants of Plan-Based Awards,” “— Outstanding Equity Awards” and “— Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2010” below. Mr. Scalet has been omitted from the table because he did not join our board of directors until April 2011. Mr. Taylor has elected not to stand for re-election to the Board at the Annual Meeting.
(2)	Represents the annual retainer, which is paid on a quarterly basis in advance, earned by the respective director in 2010.
(3)	Amounts reflect the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Stock Compensation. For a discussion of the assumptions used in the valuations, see note 11 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the fiscal year 2010. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Annual Report on Form 10-K for the fiscal year 2010.
(4)	Represents the grant date fair value for a restricted stock award made on December 4, 2007 for 100,000 shares of common stock, which vest 25% on June 30, 2008 and in equal monthly installments over a 42-month period thereafter (subject to full acceleration upon termination following a change in control of the Company). All 100,000 shares of common stock were outstanding as of December 31, 2010.
(5)	Represents the grant date fair value for a restricted stock award made on March 27, 2008 for 300,000 shares of common stock, which vests 25% on March 31, 2009 and in equal monthly installments over a 30-month period thereafter (subject to full acceleration upon a change in control of the company). 66,040 shares were sold in the secondary offering that closed on December 10, 2010. The remaining 233,960 shares of common stock were outstanding as of December 31, 2010.
(6)	Represents the grant date fair value for a restricted stock award made on May 20, 2008 for 40,000 shares of common stock, which vests 25% on April 30, 2009 and in equal monthly installments over a 42-month period thereafter (subject to full acceleration upon a change in control of the company). All 40,000 shares of common stock were outstanding as of December 31, 2010.
(7)	Represents the grant date fair value for a restricted stock award made on June 11, 2008 for 100,000 shares of common stock, which vests 25% on June 30, 2009 and in equal monthly installments over a 42-month period thereafter (subject to full acceleration upon a change in control of the company). All 100,000 shares of common stock were outstanding as of December 31, 2010.

Limitation of Liability and Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation and amended and restated by-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and
•	advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have also entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by the Delaware General Corporation Law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and certain employees pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

MANAGEMENT

The following table sets forth certain information about our executive officers and key employees as of the date of this proxy statement:

Name	Age	Position(s)
Executive Officers
J. Andrew Damico	48	President, Chief Executive Officer and Director
Anthony Plesner	52	Chief Financial Officer and Chief Administrative Officer
David G. Curran	49	Executive Vice President, Business and Legal Affairs
Key Employees
Anthony D. Kender	52	Executive Vice President, Global Sales
Gregory Kenepp	49	Chief Marketing Officer
Fahim Siddiqui	45	Chief Product Officer
Jody Tracey	43	Executive Vice President, Human Resources

The following paragraphs provide information as of the date of this proxy statement about our executive officers and key employees.

J. Andrew Damico — Please see the biographical information provided in the section of this proxy statement entitled “Board of Directors.”

Anthony Plesner has served as our Chief Financial Officer and Chief Administrative Officer since April 2005. Prior to joining us, Mr. Plesner founded and operated snapSolutions, a consulting group which provided strategic and operational financial support services to a variety of content management and distribution organizations, from July 2004 to March 2005. From April 2003 to June 2004, Mr. Plesner served as Chief Operating Officer and Chief Financial Officer of The NewsMarket, an online broadcast video news distribution service. From December 2002 to April 2003, Mr. Plesner acted as an independent consultant. Mr. Plesner served as President and Chief Operating Officer of 24/7 Media, Inc., a provider of digital marketing services and solutions, from October 2000 to December 2002. Mr. Plesner served as the Senior Vice President, Finance/Business Development at Medscape, Inc., a provider of health information via the Internet, from March 1999 to September 2000. Mr. Plesner also serves on the board of directors of Bluefly, Inc., a leading online retailer of designer brands and fashion trends. Mr. Plesner holds an M.B.A. from the University of Pittsburgh and a B.A. from the University of Manchester, England.

David G. Curran has served as our Executive Vice President, Business and Legal Affairs, since joining us in October 2010. Prior to joining us, Mr. Curran was the Senior Strategic Advisor to Brightleaf Corporation, a document process automation platform company focused on providing legal document software solutions and services, from April 2009 to September 2010. From June 2007 to April 2009, he served as President and Chief Executive Officer of Integrity Interactive Corporation, a provider of SaaS risk management solutions. From 2002 to 2007, Mr. Curran served as President and Chief Executive Officer of Data Communique, Inc., a subsidiary of Havas, a global communications and media company. From 2000 to 2002, he served as group president of Vertis, Inc., a digital solutions and marketing firm. From 1998 to 2000, he was employed at Big Flower Holdings, Inc., a predecessor company to Vertis, Inc. Prior to that, Mr. Curran held senior legal and compliance positions at Campbell Soup Company and the Reader’s Digest Association, Inc. Mr. Curran began his career as an associate at Satterlee Stephens Burke and Burke, a boutique law firm in New York. Mr. Curran holds a J.D. from Boston University School of Law and a B.A. from the State University of New York at Stony Brook.

Anthony D. Kender has served as our Executive Vice President, Global Sales since March 2011. Prior to joining us, Mr. Kender served as a management consultant with various start-up technology companies from October 2010 to March 2011. Mr. Kender also served as National Vice President of Edge Product Sales at SAP America, Inc., a leader in business management software providing comprehensive business software through SAP applications and services, and was responsible for rebuilding direct sales and sales support teams for various applications from September 2009 to December 2009. From March 1999 to July 2009, Mr. Kender served in a variety of positions at Oracle Corporation, an open and integrated business software and hardware systems company, including Senior Vice President of the SMB Global Business Unit from April 2007 to

July 2009, Senior Vice President of Global Sales Strategy from March 2004 to April 2007, Group Vice President of North America Applications Business Unit from March 2003 to March 2004, and Area Vice President of HRMS Business Unit from April 1999 to March 2003, where he helped build a new business unit and directed a global sales force. Mr. Kender holds a B.S. in Marketing with an emphasis in Communications from the Pennsylvania State University.

Gregory Kenepp has served as our Chief Marketing Officer since July 2008. Prior to joining us, Mr. Kenepp served as interim Chief Executive Officer and Executive Vice President of Sales and Marketing for Violin Memory, Inc., a technology start-up company and innovator in solid-state scalable memory appliances and technology, from January 2008 to July 2008. From February 2005 to April 2007 he served as President of IPC Command Systems, where he started a new business unit providing hardware and software command and control solutions to the government and public safety sectors. From December 2001 to February 2005, he served as President and Chief Operating Officer of IPC Systems, Inc., a global provider of technology products and services for mission critical communications solutions to financial services institutions. Mr. Kenepp has a B.S. from Clarkson University and an M.S. from Stanford University.

Fahim Siddiqui has served as our Executive Vice President of Product and Operations from January 2008 to June 2011. In June 2011, Mr. Siddiqui was promoted to Chief Product Officer. Prior to joining us, Mr. Siddiqui served as Chief Executive Officer at Sereniti, a privately held technology company from February 2004 to January 2008. From January 2001 to February 2004, Mr. Siddiqui was the Managing Partner of K2 Software Group, a technology consulting partnership providing product solutions to companies in the high tech, energy and transportation industries with clients including Voyence, Inc., E-470 Public Highway Authority and Tellicent, Inc. From June 1987 to October 2000, Mr. Siddiqui held executive and senior management positions in engineering and information systems with ICG Telecom, Enron Energy Services, MCI, Time Warner Telecommunications and Sprint. In these roles, he led teams with more than 1,100 members and assisted in scaling organizations from start-ups to over $2 billion in revenue. Mr. Siddiqui holds a B.S. in Computer Science from Iowa State University and an M.S. in Computer Science from the University of Missouri, Kansas City.

Jody Tracey has served as our Executive Vice President of Human Resources since April 2006. Prior to joining us, Ms. Tracey pursued and received her M.A. in Organizational Psychology and Leadership from Columbia University. From November 1997 to February 2005, Ms. Tracey led the human resources function for two divisions of Bowne & Co., Inc., a financial printing services and secure document transmission provider. Ms. Tracey began her career with IPC Systems, Inc., a $350 million voice and data communications company, where she helped to lead the company’s growth towards a spin-off from GTE and ultimately an initial public offering, from September 1989 to October 1997. Ms. Tracey holds a B.A. from Manhattanville College and an M.A. in Organizational Psychology and Leadership from Columbia University.

ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2)

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking stockholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of the Company’s named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

RESOLVED, that the stockholders of IntraLinks Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the Summary Compensation Table and related compensation tables and narrative discussion within the “Executive Compensation” section of the Company’s proxy statement.

The Company urges you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of the executive officers in 2010 whose compensation is disclosed in this proxy statement. We have designed our compensation and benefits program and philosophy to attract, retain and incentivize talented, qualified and committed executive officers that share our philosophy and desire to work toward our goals. We believe that our executive compensation program aligns individual compensation with the short-term and long-term performance of the Company.

The vote regarding the compensation of the named executive officers described in this Proposal No. 2, referred to as a “say-on-pay advisory vote”, is advisory, and is, therefore, not binding on the Company or the Board of Directors. Although non-binding, the Board of Directors values the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3)

As described in Proposal No. 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 2 above is referred to as a “say-on-pay vote.”

This Proposal No. 3 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. Stockholders may also abstain from voting. This is an advisory vote and is, therefore, non-binding.

The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program and accordingly the Board recommends that this vote be held every year. It should be noted, however, that stockholders are not voting to approve or disapprove the Board’s recommendation on this matter. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE TO HOLD ANADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR
(“1 YEAR”) AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS)

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation policies and arrangements as they relate to our named executive officers who are listed in the compensation tables set forth below. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Overview

We are a leading global provider of Software-as-a-Service (“SaaS”) solutions for securely managing content, exchanging critical business information and collaborating within and among organizations. With that in mind, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy to attract, retain and incentivize talented, qualified and committed executive officers that share our philosophy and desire to work toward our goals. To support these compensation objectives, we strive to provide a competitive total compensation package to our executive officers that we believe:

•	is informed by the external environment allowing for competitiveness of the total package;
•	aligns the interests of our executive officers with those of our stockholders, and supports the strategic direction of our business;
•	encourages behavior consistent with our values and reinforces ethical business practices;
•	reflects the level of accountability and future potential of each executive and the achievement of outstanding individual results;
•	reflects internal pay equity ensuring team behavior consistent with the requirement for cross-organizational superior results;
•	links executive compensation to the achievement of near-term corporate targets as well as long-term business objectives and strategies; and
•	increases the proportion of compensation that is “at risk” as an executive’s level of responsibility increases, but without encouraging excessive or unnecessary risks.

We use a combination of base salary, annual cash incentive compensation programs and a long-term equity incentive compensation program to create a competitive compensation package for our executive management team. We generally apply the same compensation philosophy for our named executive officers to all levels of managerial employees. In 2010, our named executive officers included our Chief Executive Officer, J. Andrew Damico, our Chief Financial Officer, Anthony Plesner, our Senior Vice President, former General Counsel and Secretary, Gary Hirsch, and our Executive Vice President, Business and Legal Affairs, David G. Curran. On October 4, 2010, Mr. Hirsch advised us of his decision to resign his position as Senior Vice President, General Counsel and Secretary, effective as of October 6, 2010, and as an employee, effective as of December 31, 2010. On October 6, 2010, we announced the appointment of David G. Curran as Executive Vice President, Business and Legal Affairs, succeeding Mr. Hirsch.

Role of Compensation Committee and Executive Officers

Our executive compensation program is administered by the compensation committee of our board of directors. Our compensation committee operates under a written charter adopted by the board of directors, which establishes that the committee has overall responsibility for overseeing our executive compensation policies, plans and programs, reviewing our achievements as a company and the achievements of our individual officers and determining the type and level of compensation of our chief executive officer, our other executive officers and our directors. In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals.

For executive officers other than our Chief Executive Officer, J. Andrew Damico, the compensation committee typically seeks and considers input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer makes recommendations regarding base salary increases, incentive compensation and the grant of stock options and other equity awards to our named executive officers. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as our company’s performance and the market for the position. Mr. Damico also generally participates in our compensation committee’s deliberations about executive compensation matters. However, Mr. Damico does not participate in the deliberation or determination of his own compensation. Our compensation committee considers our Chief Executive Officer’s recommendations with respect to the other officers, but is not required to follow any of his recommendations and may adjust up or down as it determines in its discretion, and approves the specific compensation for all the executive officers.

Role of Compensation Consultant

The compensation committee has the authority to engage the services of outside consultants and advisors to assist it making decisions regarding the establishment of our compensation programs and philosophy. The compensation committee has retained Pearl Meyer & Partners LLC as its independent compensation consultant to advise the compensation committee in matters related to executive officer and director compensation. Pearl Meyer & Partners LLC does not provide any services to us other than the executive compensation services provided to the compensation committee.

To assist our compensation committee to set appropriate compensation terms for our executives, Pearl Meyer & Partners LLC has conducted analyses of base salary, bonus and equity compensation as well as the severance terms provided to our executive officers. In connection with its analysis of compensation of our executive officers for 2010, Pearl Meyer & Partners LLC analyzed compensation data relating to the following 23 U.S.-based technology companies(1):

3PAR, Inc	Advent Software, Inc	ArcSight, Inc.
athenahealth, Inc.	Commvault Systems, Inc.	Concur Technologies, Inc.
Dealertrack Holdings, Inc	Dice Holdings, Inc.	Kenexa Corporation
Medidata Solutions Inc.	Monotype Imaging Holdings	Netezza Corporation
NetSuite, Inc.	Omniture, Inc.	Phase Forward Inc.
Rightnow Technologies, Inc.	RiskMetrics Group, Inc.	S1 Corporation
Solarwinds Inc.	SuccessFactors, Inc.	Taleo Corporation
Vasco Data Sec Intl, Inc.		Virtusa Corporation

Certain of these companies were determined to be appropriate peer companies based on the size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had recently completed initial public offerings. They are also representative of the types of companies with which we compete for executive talent. We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

The elements of our executive compensation program include the following:

•	base salary;
•	annual performance-based incentive cash compensation;
•	stock incentive programs, such as stock options and restricted stock; and
•	severance and change in control arrangements.

In addition, we provide our executives with benefits that are generally available to our U.S.-based salaried employees, including medical, dental, vision, group life and accidental death and dismemberment

(1)	In the Compensation and Discussion Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, we inadvertently included the following companies in our 2010 peer group: Interwoven, Inc., Limelight Networks, Inc., Switch & Data Facilities Company, Inc. and TechTarget, Inc. and omitted the following companies: Dice Holdings, Inc., Medidata Solutions Inc., Monotype Imaging Holdings and Solarwinds, Inc.

insurance and our 401(k) plan. We also offer to all of our U.S.-based employees, including our executive officers, a company match to all of our employees under our 401(k) plan.

Our compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term equity compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short-term and long-term goals and objectives, our compensation committee relies on its judgment rather than adopting a formulaic approach to compensatory decisions. However, we generally strive to manage base compensation at or near the market median for our peer group with strong rewards for performance through our incentive plans.

Base Salary

We provide base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Base salary also provides guaranteed cash compensation to secure the services of our executive talent. The base salaries of our named executive officers are primarily established based on the scope of their responsibilities, experience, performance and contributions, taking into account the Pearl Meyer & Partners LLC comparable company data and based upon our compensation committee’s understanding of compensation paid to similarly situated executives, and adjusted as necessary to recruit or retain specific individuals. We may also increase the base salary of an executive officer at other times if a change in the scope of the executive’s responsibilities, such as promotion, justifies such consideration. Executive officer base salaries are generally set at levels that are proportionately higher than other managers in our company to recognize their greater role in our success and additional roles and managerial responsibilities. We typically review the base salaries of our named executive officers annually.

We believe that a competitive base salary relative to the companies with which we compete for executives is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Accordingly, our compensation committee generally strives to provide base salaries for each of our executive officers at or near the median base salary amount of similarly situated executives in our peer group.

Based on the above criteria, following its annual evaluation of salaries in 2010 for our named executive officers, our compensation committee determined not to adjust the base salaries of Messrs. Plesner and Hirsch, which were $260,800 and $220,000, respectively. With respect to Mr. Damico’s base salary, our compensation committee awarded a discretionary base salary increase of 15.4%, from $325,000 to $375,000, to bring his base salary closer to the median amount as compared to executives with similar titles and job responsibilities among our peer companies. With respect to Mr. Curran, who was appointed Executive Vice President, Business and Legal Affairs, on October 6, 2010, our compensation committee established his base salary at $260,000, representing an amount approximately 3% higher than the median for the peer group.

Annual Incentive Compensation

We believe that some portion of annual cash compensation for our named executive officers should be contingent upon successful company performance. Therefore, our named executive officers are eligible to receive annual cash incentive compensation, referred to as a performance bonus, which is generally tied to overall company performance. Our compensation committee established a cash incentive compensation program consistent with the foregoing principles.

In connection with our initial public offering, we adopted a Senior Executive Incentive Bonus Plan for use in 2010 and future fiscal years. On an annual basis, each eligible executive will be awarded an annual target performance bonus award that is tied to attainment of corporate performance targets. Each year, within the first 90 days of the year, our compensation committee will select the applicable corporate performance metrics for the fiscal year including from the following: cash flow (including, but not limited to, operating cash flow and free cash flow), revenue (including, but not limited to, total company revenue and revenue in specific industries or use cases), bookings, EBITDA (earnings before interest, taxes, depreciation and amortization), net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, acquisitions or strategic transactions, operating income

(loss), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of our common stock, or any of these metrics in comparison to a peer group. There will be four levels of achievement for the financial performance metrics: Level 1 (75% of target earned), Level 2 (100% of target earned), Level 3 (125% of target earned) and Level 4 (150% of target earned). In limited circumstances, the compensation committee may award a target bonus award without the 150% cap. Each performance metric will have its own weighting. Each eligible executive must be employed on the bonus payment date to be entitled to receive the bonus.

Under the 2010 Annual Incentive Plan, each executive officer had an annual performance bonus target based upon a percentage of base salary. The compensation committee set the target performance bonus percentage for each executive officer based on his or her position, the compensation committee’s knowledge of the market compensation rates for such position, and internal pay equity. Each level is differentiated as follows:

Position	2010 Targeted Bonus % of Base Salary
President and Chief Executive Officer	100%
Chief Financial Officer	50%
Senior Vice President and General Counsel	40%
Executive Vice President, Business and Legal Affairs	50%

The compensation committee set these performance target bonus percentages to provide that a substantial portion of each executive’s cash compensation would be linked directly to business performance.

Each component of our 2010 Annual Incentive Plan had four levels of achievement: Level 1 (75% of target payout), Level 2 (100% of target payout), Level 3 (125% of target payout), and Level 4 (150% of target payout). To the extent that we exceed the Level 1, 2 or 3 target for any component, the respective percentage of target payout amount would be proportionately increased. For 2010, the maximum annual performance bonuses that could be paid were 150% of the target performance bonus percentage.

Our corporate financial goals for 2010 were based on internal financial target levels relating to bookings, revenue, adjusted EBITDA, and unlevered free cash flow (“uFCF”). Our Level 1, Level 2, Level 3, and Level 4 total revenue targets were $162.2 million, $167.5 million, $175.9 million and $180.1 million, respectively. Our Level 1, Level 2, Level 3, and Level 4 targets for bookings were $177.1 million, $187.1 million, $207.1 million, and $215 million respectively. Our Level 1, Level 2, Level 3 and Level 4 uFCF targets were $34.9 million, $40.4 million, $44.7 million, and $46.5 million, respectively. The adjusted EBITDA targets for Level 1, Level 2, Level 3, and Level 4 were $53.5 million, $57.9 million, $62.7 million, and $65 million, respectively. These metrics were chosen because they support our objective of achieving growth and would align the interests of our executives with the interests of our shareholders. We believe that revenue is an appropriate measure for annual performance bonuses because it provides the executives with an incentive to achieve favorable current results, while also producing long-term growth for our company. Unlevered free cash flow represents net cash provided by operating activities minus capital expenditures and excluding cash charges from investing or financing activities. Adjusted EBITDA represents net income (loss) adjusted to exclude (i) interest expense, net of interest income, (ii) income tax provision (benefit), (iii) depreciation and amortization, (iv) amortization of intangible assets, (v) stock-based compensation, (vi) amortization of debt issuance costs and (vii) other expense (income). These metrics require focus on marketing and sales execution, working capital management, a cost effective capital structure and cost containment.

Our compensation committee established these financial goals after considering our historical financial performance and internal strategic objectives. Our compensation committee also has the authority to award discretionary cash bonuses to our executive officers and non-executive employees.

For the year ended December 31, 2010, we achieved the target on all four components of the bonus; bookings, revenue, EBITDA, and uFCF as follows; $199.8 million (achievement 115%), $184.3 million (achievement 150%), $61.1 million (achievement 115%), and $37.9 million (achievement 94%), respectively, resulting in a total payout for each named executive officer of 118.5% of the respective targeted bonus percentage. The resulting bonuses for Messrs. Damico, Plesner, Curran, and Hirsch were $444,375, $154,524, $39,105, and $104,280, respectively. Mr. Hirsch was awarded an additional amount of $20,000 based on his work in connection with our initial public offering.

Stock Awards

Equity based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is viewed as a powerful tool to attract and retain highly qualified executives, to achieve strong long-term stock price performance and to help align our executives’ interests with our stockholders’ interests. In addition, the vesting feature of our equity grants contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period. These stock-based incentives, which in recent years have consisted solely of stock option and restricted stock awards, are based on the compensation committee’s analysis of relevant compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level in line with the executive’s position and reflective of the executive’s contribution to our performance.

In 2010, we adopted an equity award grant policy, effective as of our initial public offering on August 5, 2010, which formalizes how we grant equity awards to our officers and employees. Under our equity award grant policy, all grants must be approved by the compensation committee. All equity awards will be made at fair market value based on the closing market price of our common stock on the effective date of grant. While our current equity incentive plans may permit the granting of equity awards at any time, our equity award grant policy provides that we will generally only grant incentive awards on a regularly scheduled basis, as follows:

•	grants made in connection with the hiring of a new employee or promotion of an existing employee will be made on a quarterly basis on the third trading day after we first publicly release our financial results for the prior quarter or year; and
•	grants made to existing employees, other than in connection with a promotion or other special recognition event will generally be made, if at all, on an annual basis.

The material terms of our 2010 Equity Incentive Plan, our 2010 Employee Stock Purchase Plan, and our 2007 Stock Option and Grant Plan are described under “— Benefit Plans” below.

For 2010, annual equity awards were provided to each executive officer in February. As we had not yet achieved an initial public offering at the time the awards were determined, the awards were informed by the percentage of outstanding shares given to peer positions in our peer companies who had recently completed an initial public offering, often referred to as the opportunity approach. For Mr. Damico, the guidance based on the peer group was 785,000 options. As Mr. Damico was still relatively new in his position, the grant awarded was 400,000 options which was consistent with his prior year’s award. For Mr. Plesner, the guidance based on the peer group was 59,000 – 80,000 options. As Mr. Plesner was 14% unvested at the time and retention of our chief financial officer was key to our initial public offering effort, a decision was made to award 100,000 options. The guidance for Mr. Hirsch was 35,000 to 48,000. Based on internal comparisons, Mr. Hirsch was awarded 30,000 options.

Mr. Curran was hired in September 2010. As a seasoned general counsel, management used the guidance of Pearl Meyer and Partners LLC for equity at the 75th percentile of market. Pearl Meyer and Partners LLC issued guidance of 50,000-68,000 full value shares at the 75% of the market. Mr. Curran’s initial equity grant was established at 50,000 restricted stock units.

Severance and Change in Control Arrangements

Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change in control are appropriate because they will encourage our restricted stock and option holders, including our named executive officers, to stay focused in such circumstances, rather than the potential implications for them. In addition, named executive officers are provided with severance packages in consideration for delivering to us a non-competition agreement. We believe the severance package enhances the enforceability of the non-competition agreement. The compensation committee believes that such agreements serve to reduce the likelihood that competitors will seek to hire our named executive officers who have significant knowledge about our operations and short- and long-term strategies.

For our Chief Executive Officer, Mr. Damico, we have set potential severance payments for termination without cause at six months’ continued payment of base salary plus health benefits. For our Chief Financial Officer, Mr. Plesner, we have set potential severance payments for termination without cause at six months’ continued payment of base salary and health benefits plus a prorated target bonus. These benefits are tied to Mr. Damico’s and Mr. Plesner’s covenant not to compete with us for 24 months and 12 months, respectively, following termination of his employment. These severance arrangements provide incentive for our executives to comply with their post-employment covenants and grant us the ability to suspend payment if an executive has breached these covenants. Pearl Meyers & Partners LLC reviewed the change in control and severance benefits we have in place for Messrs. Damico and Plesner. Pearl Meyers & Partners reported that amounts and other terms of these severance arrangements were within market norms. Mr. Hirsch did not have an individual severance arrangement. However, upon Mr. Hirsch’s resignation we entered into a consulting agreement with him, the terms of which are described in “Potential Payments Upon Termination or Change in Control —  Gary Hirsch” in this proxy statement.

Pearl Meyers & Partners LLC also recommended that we consider implementing consistent change in control benefits across our senior management team, and reported that the payment of one year’s cash compensation with corresponding health and welfare benefits upon termination of employment following a change in control (i.e., a “double-trigger” provision) would be within market norms. Our compensation committee considered the recommendation of Pearl Meyers & Partners LLC and determined that the existing severance and recommended change in control benefits would provide security to our executive officers whose leadership and experience would be crucial to maximize stockholder value. Accordingly, in December 2009, we adopted a “double-trigger” change in control policy for our senior management team, which includes all of our named executive officers. Under this policy, upon a termination by us without cause or by the executive for good reason within 12 months following a change in control of the company, each of our named executive officers and other senior executives are entitled to a lump sum payment equal to one year’s base salary plus the target bonus for the year of termination and continued health benefits for 12 months (or the date upon which such executive is employed by another employer, if sooner). Any executive who would otherwise be entitled to severance benefits under his employment agreement in connection with a change in control of our company will receive the greater of such benefits or the benefits provided under this severance policy. A description of the material terms of the employment agreement of each named executive officer is set forth under “— Employment Agreements and Change in Control Arrangements” below.

In addition, pursuant to the terms of stock option and restricted stock award agreements, vesting of equity awards granted to our named executive officers may accelerate if not assumed in connection with a change in control of our company or, if assumed, upon loss of position or termination of our named executive officers’ employment without cause following a change in control. See “— Employment Agreements and Change in Control Arrangements” and “— Potential Payments Upon Termination or Change in Control” below.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We also provide a matching contribution under our 401(k) plan to employees generally, including our named executive officers. We generally do not provide any perquisites to our named executive officers and they do not participate in any retirement or pension plan other than our standard 401(k) plan because participation in the long-term appreciation in the value of our stock is expected to provide significant retirement value if we perform.

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

For our financial statements, cash compensation, such as salary and bonus, is expensed and for our income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the vesting period.

Section 162(m) of the Code imposes a $1 million cap on the federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of this public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the accounting and tax treatment of compensation pursuant to Section 162(m) and other applicable rules is a factor in determining the amounts of compensation for named executive officers.

Summary Compensation Table

The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal year ended December 31, 2010 and 2009 to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
J. Andrew Damico President and Chief Executive Officer	2010	375,000	—	444,375	5,500	824,875
	2009	325,000	227,000	—	11,921	563,921

Anthony Plesner Chief Financial Officer and Chief Administrative Officer	2010	260,800	—	154,524	5,500	420,824
	2009	260,800	130,500	—	20,710	412,010

Gary Hirsch Former Senior Vice President and General Counsel	2010	220,000	20,000	104,280	13,308	357,588
	2009	220,000	88,000	—	7,698	315,698

David Curran(3) Executive Vice President Business and Legal Affairs	2010	66,000	—	39,105	—	105,105
	2009	—	—	—	—	—

(1)	Represents annual cash incentive compensation under our 2010 Annual Incentive Plan. See “— Annual Performance-Based Compensation” for additional details.
(2)	Includes amounts of $5,500, $5,500 and $4,000, respectively, for Damico, Plesner and Hirsch as a 401(k) plan matching contribution. Additionally, amounts include $9,308 for accrued but unused vacation days paid to Mr. Hirsch upon his departure from the Company.
(3)	Compensation for David Curran for the fiscal year ended December 31, 2010 reflects amounts earned from his start-date of October 6, 2010 through December 31, 2010.

Grants of Plan-Based Awards

The following table presents information on plan-based awards for the fiscal year ended December 31, 2010 to our named executive officers:

GRANT OF PLAN BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Award ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)
J. Andrew Damico	281,250	375,000	562,500	—	400,000	6.76	2,552,000
Anthony Plesner	97,875	130,500	195,750	—	100,000	6.76	638,000
Gary Hirsch	66,000	88,000	132,000	—	30,000	6.76	191,400
David Curran	97,500	130,000	195,000	50,000	—	—	1,001,500

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts potentially payable under our 2010 Annual Incentive Plan as implemented, respectively, assuming the minimum performance goals and other conditions were achieved.

Outstanding Equity Awards

The following table sets forth certain information concerning the number of outstanding equity awards held by our named executive officers that are exercisable and unexercisable, or vested and not vested, at December 31, 2010:

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stocks that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(11)
J. Andrew Damico	235,714	(1)	64,286	(1)	1.59	2/26/2018	—		—
	—		400,000	(2)	6.76	2/26/2020
	—		—		—	—	85,714	(6)	1,603,709
	—		—		—	—	21,429	(7)	400,937
Anthony Plesner	—		100,000	(3)	6.76	2/26/2020	—		—
	—		—		—	—	35,143	(8)	657,526
Gary Hirsch	4,285	(4)	4,286	(4)	1.59	12/4/2017	—		—
	—		30,000	(5)	6.76	2/26/2020	—		—
	—		—		—	—	4,286	(9)	80,191
David Curran	—		—		—	—	50,000	(10)	935,500

(1)	Represents a stock option award granted on February 26, 2008 for 300,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011.
(2)	Represents stock option award granted on February 26, 2010 for 400,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on February 28, 2011 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on August 31, 2014.
(3)	Represents a stock option award granted on February 26, 2010 for 100,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on February 28, 2011 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on August 31, 2014.
(4)	Represents a stock option award granted on December 4, 2007 for 20,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011. Mr. Hirsch partially exercised this option with respect to 11,429 shares on February 3, 2010.
(5)	Represents a stock option award granted on February 26, 2010 for 30,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on February 28, 2011 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on August 31, 2014.
(6)	Represents the unvested portion of restricted stock award granted on December 4, 2007 for 400,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011.
(7)	Represents the unvested portion of restricted stock award granted on February 26, 2008 for 100,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011.
(8)	Represents the unvested portion of a restricted stock award granted on December 4, 2007 for 164,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011.
(9)	Represents the unvested portion of a restricted stock award granted on December 4, 2007 for 20,000 shares of common stock under our 2007 Stock Option and Grant Plan. 25% of the shares vested on June 30, 2008 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on December 31, 2011.
(10)	Represents a restricted stock award granted on November 8, 2010 for 50,000 shares of common stock under our 2010 Equity Incentive Plan. 25% of the shares vested on September 30, 2011 and the remainder of the shares vest at a rate of 1.78% each month thereafter such that the award becomes fully vested on March 31, 2015.
(11)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2010

The following table sets forth for each named executive, certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2010:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
J. Andrew Damico	—	—	115,211	(2)	2,155,598
Anthony Plesner	—	—	35,143	(3)	657,526
Gary Hirsch	11,429	70,174	4,285	(4)	80,172
David Curran	—	—	—		—

(1)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71 per share.
(2)	Includes 85,715 shares and 21,428 shares, respectively, of restricted stock vested in 2010 pursuant to restricted stock awards made on December 4, 2007 and February 26, 2008 as described more fully in the Outstanding Equity Awards at Fiscal Year-End table above. Also includes 8,068 shares pursuant to a restricted stock award for 240,320 shares of Series A-1 Preferred Stock at a per share purchase price of $4.92414 per share under our 2007 Restricted Preferred Stock Plan. These shares converted into an equivalent number of shares of our common stock upon completion of our initial public offering. The aggregate purchase price of $1,183,370.09 for this restricted stock award was paid on June 15, 2007, the date of grant. This award generally vested quarterly from the date of grant, with the last tranche vesting on June 30, 2010.
(3)	Comprises 35,143 shares of restricted stock vested in 2010 pursuant to a restricted stock award made on December 4, 2007 as described more fully in the Outstanding Equity Awards at Fiscal Year-End table above.
(4)	Includes 4,285 shares of restricted stock vested in 2010 pursuant to a restricted stock award made on December 4, 2007 as described more fully in the Outstanding Equity Awards at Fiscal Year-End table above.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Change in Control Arrangements

On February 26, 2008, we entered into an employment agreement with Mr. Damico, our President and Chief Executive Officer, which provides for his at-will employment. The employment agreement, which sets forth the terms and conditions of Mr. Damico’s employment, has a term of twelve months and automatically renews for successive twelve month terms unless otherwise terminated by us or Mr. Damico. Mr. Damico’s base salary was set at $375,000 per year, subject to annual review and increases in the discretion of our board of directors. The agreement also provides that Mr. Damico may also receive an annual bonus payment originally targeted at up to 100% of his annual gross salary, as determined by the board in its sole discretion, based on achievement of performance milestones. Furthermore, he is eligible to participate in our employee benefits program. At any time, in the event Mr. Damico is terminated by us without cause as defined in the employment agreement, Mr. Damico will be entitled to receive continued payment of his annual base salary for six months and continuation of his health benefits for six months (or that date he becomes entitled to coverage by another employer if sooner). Mr. Damico’s severance is subject to his covenant not to compete with us for a period of two years following the termination of his employment.

On March 18, 2005, we entered into an employment agreement with Mr. Plesner, our Chief Financial Officer and Chief Administrative Officer, which sets forth the terms and conditions of Mr. Plesner’s employment. The employment agreement has no specified term and constitutes at-will employment. Mr. Plesner’s base salary was originally set at $260,800 per year, subject to annual review and increases in the discretion of our board of directors. The agreement also sets forth a potential annual bonus as a percentage of salary for Mr. Plesner, as determined by the board in its sole discretion, based on achievement of performance milestones. Furthermore, he is eligible to participate in our employee benefits program. At any time during the term of the agreement, in the event Mr. Plesner is terminated by us without cause as defined in the employment agreement, Mr. Plesner will be entitled to receive continued payment of his annual base salary for six months, a prorated portion of Mr. Plesner’s target bonus and continuation of his health benefits for six months (or that date he becomes entitled to coverage by another employer if sooner). The employment agreement also provided for certain additional severance benefits upon a termination without cause following a change in control of the company, which are superseded by our Senior Executive Severance Plan to the extent that it provides more advantageous benefits. Mr. Plesner’s severance is subject to his covenant not to compete with us for a period of one year following the termination of his employment.

We have not entered into an employment agreement with Mr. Curran. Although we did not have an employment agreement with Mr. Hirsch, we entered into a consulting agreement with him, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Gary Hirsch” in this proxy statement.

In addition to the foregoing agreements, in December 2010, we adopted a Senior Executive Severance Plan that provides for certain severance payments for termination of employment following a change in control. Upon a termination by us other than for cause, death or disability, or by the executive for good reason, within 12 months following a change in control of the company, each of our named executive officers and other senior executives is entitled to a lump sum payment equal to one year’s base salary plus the current year target bonus and continued health benefits for 12 months (or the date upon which such executive becomes entitled to coverage by another employer, if sooner). Any executive who would otherwise be entitled to severance benefits under his employment agreement in connection with a change in control of our company will receive the greater of such benefits or the benefits provided under this severance policy, as determined by us. Cause is defined under these agreements to include financial dishonesty, intentional misrepresentation, harassment, unauthorized disclosure of proprietary information, material misconduct or non-performance of duties and certain violations of our policies. Good reason includes a material reduction in the executive’s annual base salary (except for across the board salary reductions), a material diminution of the executive’s responsibility or authority or a more than 75 mile relocation of the executive’s primary business location.

Our stock option and restricted stock award agreements for our senior executives, including our named executive officers, also generally provide for 50% accelerated vesting of any unvested shares if such equity awards are not assumed, or otherwise substituted, in connection with a change in control. If assumed, such equity awards generally provide for 100% accelerated vesting upon termination of employment without cause or material diminution in duties within 12 months following a change in control.

The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our executive officers upon termination of employment by us other than for cause or death or disability, or by the executive for good reason, following a change in control of us or otherwise.

Termination by us other than for cause prior to a change in control.  Our employment agreements with Messrs. Damico and Plesner provide that if we terminate such executive’s employment other than for cause the executive is entitled to:

•	six months of salary continuation; and
•	continued health benefits for six months (or the date upon which such executive becomes entitled to coverage by another employer, if sooner).

In addition, upon any such termination, Mr. Plesner is entitled to a prorated share of his target annual bonus for the year in which the termination of employment occurs. The foregoing benefits are subject to Mr. Damico’s and Mr. Plesner’s compliance with a covenant not to compete with us for 24 months and

12 months, respectively, following termination of employment. No other executive officer is entitled to any severance payments upon a termination of employment prior to a change in control of our company.

Termination by us for cause; death or disability; or termination by executive for other than good reason.  Regardless of any change in control, we are not obligated to make any cash payment or benefit to our executive officers if their employment is terminated by us for cause or due to death or disability of the executive, other than the payment of unpaid salary and accrued and unused vacation pay. In addition, we do not provide benefits for any of our executive officers for any termination of employment by them without good reason prior to a change in control of our company.

Termination by us other than for cause or termination by executive for good reason following a change in control.  Our senior executive severance policy provides that, in the event of a termination of employment of any of our executive officers other than for cause, or if such executive terminates his employment for good reason within twelve months following a change in control, such executive is entitled to a lump-sum severance payment equal to:

•	100% of annual base salary;
•	100% of the executive officer’s target bonus for the year in which the termination of employment occurs; and
•	continued health benefits for 12 months (or the date upon which such executive becomes entitled to coverage by another employer, if sooner).

Any executive who would otherwise be entitled to severance benefits under his employment agreement in connection with a change of control will receive the greater of such benefits or the benefits provided under this severance policy, as determined by us. All unvested equity awards assumed in the change in control that are held by each such terminated executive officer also become fully-vested and immediately exercisable.

Partial acceleration of vesting upon a change in control.  The terms of our equity award agreements with our executive officers provide that the equity awards granted to each of our executive officers will have the vesting of the unvested portion of such awards accelerated by 50% upon any change in control in the event such awards are not assumed by, or substituted for equivalent awards of, the acquiring entity in such change in control.

The following tables describe the potential payments and benefits upon employment termination or change in control for our President and Chief Executive Officer, Mr. Damico, our Chief Financial Officer and Chief Administrative Officer, Mr. Plesner, and our former Senior Vice President and General Counsel, Mr. Hirsch, and our Executive Vice President, Business and Legal Affairs, David G. Curran, as if his respective employment terminated as of December 31, 2010, the last business day of our last fiscal year.

J. Andrew Damico

Executive Benefits and Payments Upon Termination	Termination by Company for Other than Cause	Termination by the Company for Other than Cause or Voluntary Resignation for Good Reason Following Change in Control		Acceleration Upon Change in Control(1)
Base Salary	$187,500	$375,000		$—
Bonus(2)	$—	$375,000		$—
Equity acceleration(3)	$—	$7,885,222	(4)	$3,942,611	(5)
Continued health benefits	$5,259	$10,517		$—
Total	$192,759	$8,645,739	(6)	$3,942,611	(7)

(1)	Accelerated vesting indicated in this column is applicable only in the event that equity awards are not assumed by, or substituted for equivalent awards of, the acquiring entity in connection with the change in control.
(2)	The bonus amount reflected is based on the target bonus for our fiscal year ended December 31, 2010.
(3)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71 per share.
(4)	In the Compensation and Discussion Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, this amount was incorrectly stated to be $11,920,646.

(5)	In the Compensation and Discussion Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, this amount was incorrectly stated to be $5,960,323.
(6)	In the Compensation and Discussion Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, this amount was incorrectly stated to be $12,681,163.
(7)	In the Compensation and Discussion Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, this amount was incorrectly stated to be $5,960,323.

Anthony Plesner

Executive Benefits and Payments Upon Termination	Termination by Company for Other than Cause	Termination by the Company for Other than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control(1)
Base Salary	$130,400	$260,800	$—
Bonus(2)	$130,400	$130,400	$—
Equity acceleration(3)	$—	$1,852,526	$926,263
Continued health benefits	$5,259	$10,517	$—
Total	$266,059	$2,254,243	$926,263

(1)	Accelerated vesting indicated in this column is applicable only in the event that equity awards are not assumed by, or substituted for equivalent awards of, the acquiring entity in connection with the change in control.
(2)	The bonus amount reflected is based on the target bonus for our fiscal year ended December 31, 2010.
(3)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71 per share.

Gary Hirsch

Executive Benefits and Payments Upon Termination	Termination by Company for Other than Cause	Termination by the Company for Other than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control(1)
Base Salary	$—	$220,000	$—
Bonus(2)	$—	$88,000	$—
Equity acceleration(3)	$—	$512,067	$256,034
Continued health benefits	$—	$10,517	$—
Total	$—	$830,584	$256,034

(1)	Accelerated vesting indicated in this column is applicable only in the event that equity awards are not assumed by, or substituted for equivalent awards of, the acquiring entity in connection with the change in control.
(2)	The bonus amount reflected is based on the target bonus for our fiscal year ended December 31, 2010.
(3)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71 per share.

David Curran

Executive Benefits and Payments Upon Termination	Termination by Company for Other than Cause	Termination by the Company for Other than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control(1)
Base Salary	$130,000	$260,000	$—
Bonus(2)	$—	$130,000	$—
Equity acceleration(3)	$—	$935,500	$467,750
Continued health benefits	$5,259	$10,517	$—
Total	$135,259	$1,336,017	$467,750

(1)	Accelerated vesting indicated in this column is applicable only in the event that equity awards are not assumed by, or substituted for equivalent awards of, the acquiring entity in connection with the change in control.
(2)	The bonus amount reflected is based on the target bonus for our fiscal year ended December 31, 2010.
(3)	The value of accelerated equity awards is based on the closing price of our stock on the New York Stock Exchange on December 31, 2010, which was $18.71 per share.

Mr. Hirsch resigned as an executive officer effective as of October 6, 2010. In connection with his resignation, Mr. Hirsch agreed to assist the Company on various corporate matters, including the management transition, until December 31, 2010 as a non-executive employee and, from January 1, 2011 to June 30, 2011, as a consultant pursuant to a consulting agreement with the Company entered into on October 6, 2010. During the term of the consulting agreement, the Company will pay Mr. Hirsch a monthly consulting fee of $18,333.00 and reimburse 70% of the cost of Mr. Hirsch’s health benefits. Mr. Hirsch’s outstanding equity awards will continue to vest and be exercisable in accordance with their existing terms during the term of the consulting agreement. Mr. Hirsch will also continue to be eligible for a cash bonus award, if any, made pursuant the terms of the Company’s Senior Executive Incentive Bonus Plan for fiscal 2010 performance. In consideration of the benefits conferred by the consulting agreement, Mr. Hirsch agreed to a standard release of claims.

Benefit Plans

Our employees are entitled to participate in various benefit plans as described below. Our executive officers participate in our 2010 Equity Incentive Plan, 2007 Stock Option and Grant Plan and 401(k) plan, and in 2007, participated in our 2007 Restricted Preferred Stock Plan.

2010 Equity Incentive Plan

Introduction.  Our 2010 Equity Incentive Plan, or 2010 Equity Plan, was adopted by our board of directors in March 2010 and approved by our stockholders in July 2010. As of December 31, 2010, an aggregate of 8,000,000 shares of common stock have been authorized for issuance under the 2010 Equity Plan and the 2007 Stock Option and Grant Plan. The 2010 Equity Plan permits us to make grants of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, performance shares and dividend equivalent rights to our executives, employees, non-employee directors and consultants. As of December 31, 2010, stock options to purchase an aggregate of 644,500 shares of our common stock were outstanding under the 2010 Equity Plan. Additionally, during the year ended December 31, 2010, 100,000 shares of restricted stock units were awarded to our employees under the 2010 Equity Plan, however none of these restricted stock units were vested as of December 31, 2010.

Share Reserve.  The 2,832,151 shares of common stock that remained available for future grant under the terms of the 2007 Stock Option and Grant Plan have been reserved for issuance under the 2010 Equity Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2010 Equity Plan, our 2007 Stock Option and Grant Plan and our 2007 Restricted Preferred Stock Plan also will be available for future awards.

Administration.  The 2010 Equity Plan is administered by either the board or the compensation committee of our board of directors (in either case, the “administrator”). The administrator has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Equity Plan.

Eligibility.  All full-time and part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2010 Equity Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2010 Equity Plan. For example, no more than 2,000,000 shares of common stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one calendar year period. The maximum performance-based award payable to any grantee in a performance cycle is 1,000,000 shares of common stock or $5,000,000 if the award is payable in cash. These limits are intended to comply with Section 162(m) of the Code and will become effective when the reliance period for a newly public company ends.

Types of Awards.  The types of stock awards that are available for grant under the 2010 Equity Plan are:

•	incentive stock options;
•	non-qualified stock options;

•	stock appreciation rights;
•	restricted stock awards and units;
•	unrestricted stock awards;
•	performance share awards;
•	cash based awards;
•	dividend equivalent rights; and
•	combinations of the foregoing.

The exercise price of stock options awarded under the 2010 Equity Plan may not be less than the fair market value of our common stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised. To qualify as incentive stock options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights.

Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may also award restricted stock units, which entitle the participant to receive one share of common stock at the time the unit vests. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The administrator will determine the number of shares of restricted stock or restricted stock units granted to any employee. Our 2010 Equity Plan also gives the administrator discretion to grant stock awards free of any restrictions.

Performance share awards are awards entitling the grantee to receive shares of our common stock upon the attainment of performance goals.

Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the administrator shall determine.

In connection with performance-based awards (other than stock options or stock appreciation rights) that are intended to satisfy the requirements of Section 162(m) of the Code, each eligible participant’s stock or cash award will be based on one or more pre-established performance targets determined in the discretion of the administrator. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the administrator determines.

Transferability.  Unless otherwise determined by the administrator or provided for in a written agreement evidencing an award, our 2010 Equity Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control.  Except as otherwise provided by the administrator and evidenced in a particular award, in the event of a merger, sale or dissolution, or a similar change in control unless assumed or continued by any successor entity, all stock options and stock appreciation rights granted under the 2010 Equity Plan will terminate automatically unless the successor entity agrees to assume the awards. In the event the awards are to be terminated, the administrator may provide for payment in exchange for the termination of the awards. Furthermore, at any time the administrator may provide for the acceleration of exercisability and/or vesting of an award.

Term.  Unless earlier terminated by the board of directors, the 2010 Equity Plan will expire on the tenth anniversary of the latest date our stockholders approved the plan, including any subsequent amendment or restatement. No awards will be granted under the 2010 Equity Plan after that date.

Amendment or Termination.  The board of directors may amend, suspend, or terminate the 2010 Equity Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. Further, any material amendments to the 2010 Equity Plan will be subject to approval by our stockholders, including any amendment that increases the number of shares available for issuance under the 2010 Incentive Plan or expands the types of awards available under, the eligibility to participate in, or the duration of, the plan. No amendment to the 2010 Equity Plan may materially impair any of the rights of a participant under any awards previously granted without his or her written consent. The administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect repricing through cancellation and re-grants or cancellation of stock options or stock appreciation rights in exchange for cash.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in July 2010 and became effective upon the closing of our initial public offering. Our 2010 Employee Stock Purchase Plan authorizes the issuance of up to a total of 400,000 shares of our common stock to participating employees.

All employees of our designated subsidiaries who have been employed by us for at least 90 days and whose customary employment is for more than 20 hours a week are eligible to participate in our 2010 Employee Stock Purchase Plan, except that any employee who owns 5% or more of the voting power or value of our stock is not eligible to purchase shares under our 2010 Employee Stock Purchase Plan.

We will make one or more offerings each year to our employees to purchase stock under our 2010 Employee Stock Purchase Plan. The first offering began on the date of the closing of our initial public offering on August 11, 2010 and ended on December 31, 2010. Subsequent offerings will usually begin on each January 1, April 1, July 1 and October 1 and will continue for three-month periods, referred to as offering periods. Each employee eligible to participate on the date of the closing of our initial public offering was automatically deemed to be a participant in the initial offering period.

Each employee who is a participant in our 2010 Employee Stock Purchase Plan may purchase shares by authorizing payroll deductions of up to 10% of his or her base compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the common stock on the first business day or the last business day of the offering period, whichever is lower, provided that no more than 5,000 shares of common stock may be purchased by any one employee during each offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock, valued at the start of the purchase period, under our 2010 Employee Stock Purchase Plan in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under our 2010 Employee Stock Purchase Plan terminate upon voluntary withdrawal from the plan or when the employee ceases employment for any reason.

Our 2010 Employee Stock Purchase Plan may be terminated or amended by our board of directors at any time. An amendment that increases the number of shares of our common stock that is authorized under our 2010 Employee Stock Purchase Plan and certain other amendments require the approval of our stockholders.

2007 Stock Option and Grant Plan

Introduction.  Our 2007 Stock Option and Grant Plan, or the 2007 Option Plan, was approved on June 15, 2007. As of December 31, 2010, an aggregate of 8,000,000 shares of common stock have been authorized for issuance under the 2010 Equity Plan and the 2007 Option Plan. As of December 31, 2010, stock options to purchase an aggregate of 2,134,971 shares of our common stock and 2,204,982 shares of restricted stock, respectively, were outstanding under the 2007 Option Plan. The 2,832,151 shares of our common stock that remained available for future grant under the terms of the 2007 Option Plan have been reserved for issuance under the 2010 Equity Plan. In the event that any outstanding awards under the 2007 Option Plan are cancelled, forfeited or otherwise terminated without being exercised or any awards under our 2007 Restricted Preferred Stock Plan are forfeited, the number of shares underlying such award becomes available for grant under the 2010 Equity Plan. Options granted under this plan generally expire 10 years after the date of grant. Effective upon the adoption of our 2010 Equity Plan, our board of directors decided not to grant any further awards under our 2007 Option Plan.

Eligibility.  Our employees, officers, directors, and consultants or those of our subsidiaries were eligible to participate in the 2007 Option Plan. However, only our employees or those of our subsidiaries, including officers, were granted “incentive stock options.”

Administration.  Our compensation committee administers the 2007 Option Plan. The compensation committee may select award recipients, determine the size, types and terms of awards, interpret the plan and prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2007 Option Plan.

Options.  Options granted under the 2007 Option Plan were either “incentive stock options,” which are intended to qualify for certain U.S. federal income tax benefits under Section 422 of the Code, or “non-qualified stock options.” The per share exercise price of the incentive stock options awarded under the 2007 Option Plan must be at least equal to the fair market value of a share of our common stock on the date of grant. The holder of an option granted under the 2007 Option Plan will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, as determined by our compensation committee. Options granted under the 2007 Option Plan may become exercisable based on the recipient’s continued employment or service or the achievement of performance or other goals and objectives. Options may be exercised only to the extent that they have vested. The exercise price for an option may be paid in cash, in shares of our common stock with a fair market value equal to the option purchase price on the exercise date, by delivery of a full-recourse, interest-bearing promissory note, or by such other method as the compensation committee may establish.

Shares of Restricted Stock.  2,351,500 shares of restricted common stock have been granted under the 2007 Option Plan, of which 568,451 shares were unvested as of December 31, 2010.

Stock Appreciation Rights; Other Awards.  No stock appreciation rights or other awards were granted or are outstanding under the 2007 Option Plan.

Change in Control.  In the event of certain corporate transactions, such as a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of our assets, the 2007 Option Plan provides that, in the sole discretion of the parties thereto, each outstanding option may be assumed or substituted with a comparable option by our successor company or its parent or the 2007 Option Plan and each outstanding option shall terminate on the effective date of such transaction and, should the parties to the transaction so decide, the recipient will receive a cash payment with a fair market value equal to the amount that would have been received upon the exercise of the option had the option been exercised immediately prior to such transaction. Awards may provide for the acceleration of the exercise schedule or vesting schedule in the event of the involuntary dismissal of a recipient within a specified period of time following a change in control. Our award agreements for our executive officers under the 2007 Option Plan generally provide for 50% accelerated vesting of any unvested shares if such equity awards are not assumed, or otherwise substituted, in connection with a change in control. If assumed, such equity awards to executive officers generally provide for 100% accelerated vesting upon termination of employment without cause or material diminution in duties within 12 months following a change in control. Our stock option agreements for our employees generally under the 2007 Option Plan provide for one year of accelerated vesting of all equity awards upon a termination of employment within six months following a change in control.

Transferability.  Options granted under the 2007 Option Plan generally may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination.  The board of directors may amend or modify the 2007 Option Plan at any time, subject to any approval by our stockholders as required by law or the recipients of outstanding awards, as applicable. The 2007 Option Plan will terminate no later than June 15, 2017.

2007 Restricted Preferred Stock Plan

Our 2007 Restricted Preferred Stock Plan, or the 2007 Preferred Plan, was approved on June 15, 2007. An aggregate of 2,033,320 shares of our Series A-1 Preferred Stock were authorized for issuance under the 2007 Preferred Plan, all of which were granted on June 15, 2007. As of December 31, 2010, no shares remained available for future grant under the terms of the 2007 Preferred Plan. The purchase price for each outstanding award under the 2007 Preferred Plan was $4.92414 per share, which was determined to be the fair value of the Series A-1 Preferred Stock on the date of grant. As of December 31, 2010, 136,730 shares issued under the 2007 Preferred Plan were forfeited in connection with the termination of employment of the holders of unvested shares since June 2007. Effective upon the closing of our initial public offering on August 11, 2010, the 1,896,590 shares of Series A-1 Preferred Stock issued under the 2007 Preferred Plan that remain outstanding as of December 31, 2010, converted into an aggregate of 1,896,590 shares of our common stock. Awards under the 2007 Preferred Plan were conditioned upon the recipient’s agreement not to compete with us for a certain period following termination of his or her employment.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

COMPENSATION PRACTICES RISK ASSESSMENT

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company. The compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	our allocation of compensation between cash compensation and long-term equity compensation, combined with our typically 54-month vesting schedule, discourages short-term risk taking;
•	our approach of goal setting, setting of targets with payouts at multiple levels of performance, capping the amount of our incentive payouts, and evaluation of performance results assist in mitigating excessive risk-taking;
•	our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking; and
•	our business does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or “CD&A,” with management, and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Peter Gyenes, Chairman
Brian J. Conway
Habib Kairouz
Robert C. McBride

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation Discussion and Analysis” in this proxy statement and the transactions described below, since January 1, 2010, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, had or will have a direct or indirect material interest.

We have adopted a written policy that requires all future transactions between us and any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below were entered into prior to the adoption of this written policy, but each was approved or ratified by a majority of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

The Merger and Related Agreements

In June 2007, IntraLinks Holdings, Inc., then a newly-formed entity owned by affiliates of our two largest stockholders, TA Associates, Inc. and Rho Capital Partners, Inc., as well as other stockholders, former officers and employees of IntraLinks, Inc., completed an acquisition and majority recapitalization of IntraLinks, Inc. in which it acquired all of the outstanding equity of IntraLinks, Inc. for approximately $447 million (the “Merger”). In connection with the Merger, we incurred indebtedness of $275.0 million in principal to finance the acquisition. Of this principal amount, funds affiliated with TA Associates, Inc. were lenders under our second lien credit facility of $30.0 million in principal to us. Two of our directors, Brian J. Conway and Harry D. Taylor, are affiliated with TA Associates, Inc., and as of December 31, 2010, funds managed by TA Associates, Inc. beneficially owned approximately 30.6% of our common stock. From January 1, 2010 through December 30, 2010, we have paid to funds affiliated with TA Associates, Inc. $11.2 million in interest and $30.0 million in principal, and no further indebtedness remains outstanding under the second lien credit facility.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with all of the investors participating therein, including affiliates of TA Associates, Inc. and Rho Capital Partners, Inc., and our chief executive officer, J. Andrew Damico, providing for registration rights with respect to the shares of our common stock that were issued upon conversion of our Series A Preferred Stock sold in these transactions. Under the registration rights agreement, certain investors affiliated with TA Associates, Inc., considered as a single group, and certain investors affiliated with Rho Capital Partners, Inc., considered as a single group, each have the right to make one request that we register all or a portion of their shares of our common stock. In addition, the registration rights agreement grants affiliates of TA Associates, Inc. and Rho Capital Partners, Inc., and our chief executive officer, J. Andrew Damico, certain demand, piggyback and Form S-3 registration rights.

Stockholders Agreement

In connection with the Merger, we also entered into a stockholders agreement with all of the investors participating therein, including affiliates of TA Associates, Inc. and Rho Capital Partners, Inc., and our chief executive officer, J. Andrew Damico. All covenants under the stockholders agreement, except for certain provisions relating to our obligations to maintain directors and officers insurance, indemnify our directors and stockholders, pay the reasonable expenses of our non-employee directors incurred in attending board and board committee meetings and compensate our directors for their service as directors, terminated immediately prior to the completion of our initial public offering.

Customer Agreements

Controlling Persons.  Affiliates of one of our largest shareholders, TA Associates, Inc., are also our customers. These affiliates of TA Associates, Inc. made payments to us in connection with our services using the IntraLinks platform totaling approximately $209,300 during the fiscal year ended December 31, 2010.

Directors.  On April 27, 2011, based on the recommendation of our nominating and corporate governance committee, the Board elected J. Chris Scalet to the Board as a Class I director of the Company. Mr. Scalet, a director nominee for election to Class I of the Board at the 2011 Annual Meeting, is currently executive vice president, Global Services and chief information officer of Merck & Co., Inc. (“Merck”), a global research-driven pharmaceutical company. Affiliates of Merck are customers of the Company and, in connection therewith, have made payments to the Company for their use of the IntraLinks platform totaling approximately $398,000 from January 1, 2010 through April 27, 2011.

Transactions With Our Executive Officers and Directors

Employment Agreements

We have employment agreements with Mr. Damico and Anthony Plesner, our Chief Financial Officer and Chief Administrative Officer, which provide for certain salary, bonus, stock option and severance compensation. We also have a consulting agreement with Gary Hirsch, our former Senior Vice President, General Counsel and Secretary, that is in effect through June 30, 2011. For more information regarding these agreements, see “Compensation Discussion and Analysis” in this proxy statement.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf. For more information regarding these agreements, see “Compensation Discussion and Analysis — Limitation of Liability and Indemnification Arrangements.”

Stock and Stock Option Awards and Senior Executive Severance Plan

For information regarding stock options and stock awards granted to our named executive officers and directors and our Senior Executive Severance Plan see “Compensation Discussion and Analysis — Elements of Compensation” and “Compensation Discussion and Analysis — Director Compensation” in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for providing independent, objective oversight of our accounting functions and internal controls and performing related functions as described above under “Board of Directors — Committees of Our Board Committees.” In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2010 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements.

The audit committee is responsible for recommending to the Board of Directors that our consolidated financial statements be included in our Annual Report on Form 10-K. In that regard, the audit committee discussed with our independent auditors those matters the auditors communicated to and reviewed with the audit committee under applicable auditing standards, including information regarding the scope and results of the audit. In addition, the audit committee has discussed with the independent auditors their independence from management and the audit committee and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the audit committee concerning independence.

The audit committee discussed with our independent auditors the overall scope and plans for their audit. The audit committee also discussed with our independent auditors the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The audit committee met with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee reviewed and discussed with management and our independent auditors the evaluation of IntraLinks’ internal controls.

Finally, the audit committee reviewed and discussed with management and the independent auditors our audited consolidated balance sheets at December 31, 2010 and our statements of operations, cash flows, stockholders’ equity, and comprehensive income for the 2010 fiscal year. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2010 as filed with the SEC.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Robert C. McBride, Chairman
Peter Gyenes
Thomas Hale
Harry Taylor

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 4)

The audit committee has appointed the firm of PricewaterhouseCoopers, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. PricewaterhouseCoopers, LLP has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors of the Company for the fiscal year ending December 31, 2011. Should the stockholders not ratify the selection of PricewaterhouseCoopers, LLP, the audit committee will consider the vote and the reasons therefor in future decisions on the selection of independent auditors.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to meet with the audit committee to review and discuss our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us. Additionally, the audit committee is responsible for reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements.

All of the services of PricewaterhouseCoopers, LLP for 2010 and 2009 described below were pre-approved by the Audit Committee.

Auditor Presence at Annual Meeting

A representative of PricewaterhouseCoopers, LLP (our independent auditor for the current year) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

PricewaterhouseCoopers, LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2010 and December 31, 2009. The following table shows the fees for audit and other services provided by PricewaterhouseCoopers, LLP for 2010 and 2009.

	Years Ended December 31,
	2010	2009
Audit fees(1)	$525,350	$1,145,049
Audit-related fees(2)	903,920	—
Tax fees(3)	351,347	147,301
All other fees	—	—
Total fees	$1,780,617	$1,292,350

(1)	Audit Fees consist of fees billed by PricewaterhouseCoopers LLP (“PwC”) for professional services rendered for (i) the audit of the Company’s annual financial statements set forth in our Annual Report on Form 10-K (for the fiscal year ended December 31, 2010), and within the Form S-1 (for the year ended December 31, 2009) and (ii) the review of interim financial statements filed with the Securities and Exchange Commission.
(2)	Audit-Related Fees consist of fees billed by PwC for professional services rendered and not reported under “Audit Fees” above, which principally relates to services rendered relating to our initial public offering and follow-on offerings.
(3)	Tax Fees consist of fees billed by PwC for tax compliance, tax advice and tax planning services rendered. Tax-related services rendered by PwC consisted primarily of state income tax services and tax advice related to sales tax and our international operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE COOPERS, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES
SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF
UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and Named Executive Officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Officers, Directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2010, all filing requirements under Section 16(a) were complied with in a timely fashion.

OTHER MATTERS

We do not know of any other matters that will be brought before the Annual Meeting. If, however, other business is properly presented for consideration at the Annual Meeting, the persons named in the proxy card intend to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Proposal for the 2012 Annual Meeting.  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than February 28, 2012. Stockholders who wish to make a proposal at the 2012 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between March 29, 2012 and April 28, 2012. If a stockholder who wishes to present a proposal fails to notify us by April 28, 2012 and such proposal is brought before the 2012 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2012 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to IntraLinks Holdings, Inc., 150 East 42nd Street, 8th Floor, New York, New York 10017, Attn: Corporate Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained Phoenix Advisory Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement of expenses.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com, click on “Shareholder Account Access,” enter your account number (shown on your proxy card) and tax identification number to log in, select “Receive Company Mailings via E-Mail” and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

In order that your shares may be represented if you do not plan to attend the Annual Meeting, please submit your proxy by filling out, signing, dating and returning your proxy card promptly. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

David G. Curran
Executive Vice President,
Business and Legal Affairs

June 27, 2011

ANNUAL MEETING OF STOCKHOLDERS OF

INTRALINKS HOLDINGS, INC.

July 27, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.intralinks.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230403000000001000 5 072711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 4 AND FOR EVERY "1 YEAR" FREQUENCY ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two (2) Class I Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Thomas Hale
○ J. Chris Scalet

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. A proposal to approve, by non-binding vote, the compensation of IntraLinks Holdings, Inc.'s named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. A proposal recommending, by non-binding vote, the frequency of an advisory vote on the compensation of IntraLinks Holdings, Inc.'s named executive officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as IntraLinks Holdings, Inc.'s registered public accounting firm for IntraLinks Holdings, Inc.'s 2011 fiscal year.	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select **Receive Company Mailings via E-Mail** and provide your e-mail address.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INTRALINKS HOLDINGS, INC.

July 27, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.intralinks.com/proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230403000000001000 5 072711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 4 AND FOR EVERY "1 YEAR" FREQUENCY ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two (2) Class I Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Thomas Hale
○ J. Chris Scalet

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. A proposal to approve, by non-binding vote, the compensation of IntraLinks Holdings, Inc.'s named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. A proposal recommending, by non-binding vote, the frequency of an advisory vote on the compensation of IntraLinks Holdings, Inc.'s named executive officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as IntraLinks Holdings, Inc.'s registered public accounting firm for IntraLinks Holdings, Inc.'s 2011 fiscal year.	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select **Receive Company Mailings via E-Mail** and provide your e-mail address.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.